UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 18, 2016

Fauquier Bankshares, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)
Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		540.347.2700

Not Applicable
______________________________________________
 Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2016, Fauquier Bankshares, Inc. (the "Company"), the parent company of The Fauquier Bank (the "Bank"), filed a current report on Form 8-K in which it disclosed that T. Michael York ("Mike") has been hired to serve as Executive Vice President and Chief Operating Officer of the Company and the Bank, effective June 29, 2016. On August 18, 2016, the Company and the Bank entered into an employment agreement (the "Agreement") with Mr. York, which has an effective date of June 29, 2016 and will continue for an initial term until December 31, 2018. On December 31, 2017 and on each December 31st thereafter, the term of the Employment Agreement will be automatically extended for an additional year so as to terminate two years from each renewal date, unless the Company gives written notice of its election not to renew the Employment Agreement before the applicable renewal date.

The Agreement provides that Mr. York will be paid an annual base salary of at least $225,000. The base salary may be increased or decreased (but not below the minimum amount of $225,000) in the sole discretion of the Compensation Committee or the Board of Directors of the Company. Mr. York will be entitled to participate in the Company's long-term and short-term incentive plans. Mr. York will also be entitled to participate in all of the Company's and the Bank's employee benefit plans and programs for which he is eligible. Any incentive-based compensation or award to which Mr. York is entitled is subject to clawback by the Company as required by applicable federal law.

The Agreement further provides that Mr. York will be entitled to receive certain severance payments in the event of a termination of employment under certain circumstances. If the Company terminates Mr. York's employment without Cause or Mr. York terminates his employment with Good Reason (as such terms are defined in the Agreement), in a non-change of control context, the Company will be obligated to continue to pay Mr. York his base salary in effect on the date of termination for a period of twenty-four months from the date of termination. In addition, if he elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), Mr. York will be entitled to continue to receive his current benefits under group health and dental plans, provided that such benefits will not extend beyond the 18-month period permitted by COBRA.

The Agreement contains certain termination benefits if Mr. York is terminated by the Company on account of its failure to renew the Agreement or without Cause or Mr. York terminates his employment with Good Reason following a Change in Control (as such terms are defined in the Agreement), which include but are not limited to the following: (i) a multiple of pay and (ii) continued health and dental benefits.

Mr. York will be subject to a two-year noncompetition restriction and a two-year nonsolicitation restriction following the termination of his employment for any reason.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.21 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.21	Employment Agreement, dated August 18, 2016, between Fauquier Bankshares, Inc., The Fauquier Bank, and T. Michael York

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

August 19, 2016	By:	/s/ Eric P. Graap

Name: Eric P. Graap
Title: Executive Vice President and Chief Financial Officer